Exhibit 99.1
EARNINGS RELEASE
FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140 William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
Northwest Bancorp, Inc. Announces Quarterly Earnings and Dividend
Declaration
Warren, Pennsylvania April 23, 2007
Northwest Bancorp, Inc. (NasdaqGS: NWSB) announced net income for the quarter ended March 31, 2007 of $11.3 million, or $0.23 per diluted share. This represents a decrease of $4.5 million, or 28.6%, over the same quarter last year when net income was $15.8 million, or $0.32 per diluted share. Net income for the quarter ended March 31, 2006 included an after-tax gain on the sale of education loans of approximately $2.8 million. Excluding the $2.8 million after-tax gain on sale of education loans, net income for the quarter ended March 31, 2007 decreased $1.7 million, or 13.2%, compared to the quarter ended March 31, 2006.
Net interest income decreased by $1.1 million, or 2.5%, for the quarter ended March 31, 2007 compared to the same quarter last year. Net interest margin for the quarter ended March 31, 2007 was 3.04% compared to 3.24% for the quarter ended March 31, 2006 and 2.96% for the quarter ended December 31, 2006. The increase in net interest margin over the previous quarter primarily resulted from the redemption of $99.0 million of trust preferred securities in December 2006.
Noninterest expenses increased by $2.7 million, or 7.6%, to $37.9 million for the quarter ended March 31, 2007, from $35.2 million for the quarter ended March 31, 2006. This increase is primarily attributable to an increase in compensation and employee benefits which resulted from the addition of 72 full-time employees since March 31, 2006. The majority of these additional personnel are in revenue producing positions and were employed to assist the Company in its efforts to strengthen its balance sheet and improve its long-term profitability.
The annualized returns on average shareholders’ equity and average assets for the current quarter were 7.44% and 0.69%, respectively, compared to 10.77% and 0.97% for the same quarter last year.
In making this announcement, William J. Wagner, President and CEO, noted, “Our earnings continue to be challenged by the current interest rate environment. However, the increase in our cost of funds has slowed considerably and we are optimistic that future periods will bring wider margins and improved profits. We continue to experience strong growth in our consumer and commercial loan portfolios and we continue to keep an attentive eye on our operating expenses. Our credit quality remains strong and loans charged-off this quarter, when annualized, were only 0.14% of total loans. We view these factors as critical to our success in any interest rate environment, but acknowledge that they are especially important given the challenges of current market conditions.”

During the quarter ended March 31, 2007, the Company repurchased 230,800 shares of its stock, for $6.1 million, or an average of $26.43 per share. To date, the Company has repurchased 1,354,700 shares for $31.6 million, or an average of $23.46 per share. Under its existing stock repurchase plan, the Company has 661,700 shares that may be repurchased.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share to be paid on May 17, 2007 to shareholders of record as of May 3, 2007.
On January 5, 2007, the Company announced its agreement to acquire Penn Laurel Financial Corporation (OTCBB: PELA) and its subsidiary, CSB Bank. CSB Bank, headquartered in Curwensville, Pennsylvania, has approximately $230.0 million in assets and operates five community-banking offices in Clearfield and Elk Counties. Shareholders of Penn Laurel approved the transaction which, pending regulatory approval, is scheduled to close in June 2007.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 161 community-banking offices in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering all lines of retail and business banking products as well as investment management and trust services. The Company also operates 51 consumer finance offices in Pennsylvania and New York through its subsidiary, Northwest Consumer Discount Company.
Northwest Bancorp, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.

Forward-Looking Statements — This press release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancorp, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

Northwest Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
Assets
Cash and due from banks	$78,921	99,013
Interest-earning deposits in other financial institutions	286,418	41,387
Federal funds sold	4,830	13,933
Marketable securities available-for-sale (amortized cost of $737,224 and $770,967)	736,549	767,514
Marketable securities held-to-maturity (market value of $696,300 and $720,515)	691,136	716,967

Total cash and cash equivalents and marketable securities	1,797,854	1,638,814

Loans held for sale	15,164	23,390
Mortgage loans — one- to four- family	2,356,893	2,371,010
Commercial real estate loans	717,978	693,982
Consumer loans	1,146,227	1,145,369
Commercial business loans	262,119	216,345

Total loans receivable	4,498,381	4,450,096
Allowance for loan losses	(38,039)	(37,655)

Loans receivable, net	4,460,342	4,412,441

Federal Home Loan Bank stock, at cost	34,166	34,289
Accrued interest receivable	27,664	28,033
Real estate owned, net	6,370	6,653
Premises and equipment, net	105,107	104,866
Bank owned life insurance	111,933	110,864
Goodwill	155,770	155,770
Mortgage servicing rights, net	7,684	7,688
Other intangible assets, net	8,678	9,581
Other assets	16,571	18,816

Total assets	$6,732,139	6,527,815

Liabilities and Shareholders’ equity
Liabilities:
Noninterest-bearing demand deposits	$332,046	317,389
Interest-bearing demand deposits	698,543	677,394
Savings deposits	1,441,245	1,402,345
Time deposits	3,079,299	2,969,622

Total deposits	5,551,133	5,366,750

Borrowed funds	403,048	392,814
Advances by borrowers for taxes and insurance	25,325	22,600
Accrued interest payable	4,154	4,038
Other liabilities	36,906	33,958
Junior subordinated debentures	103,094	103,094

Total liabilities	6,123,660	5,923,254

Shareholders’ equity:
Preferred stock, $0.10 par value: 50,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 par value: 500,000,000 shares authorized, 51,153,741 and 51,137,227 issued, respectively	5,115	5,114
Paid-in capital	212,376	211,295
Retained earnings	432,428	425,024
Accumulated other comprehensive loss	(10,076)	(11,609)
Treasury stock of 1,338,700 and 1,107,900 shares, respectively, at cost	(31,364)	(25,263)

Total shareholders’ equity	608,479	604,561

Total liabilities and shareholders’ equity	$6,732,139	6,527,815

Equity to assets	9.04%	9.26%
Book value per share	$12.22	$12.08
Closing market price per share	$27.09	$27.46
Full time equivalent employees	1,768	1,777
Number of offices	160	160

Northwest Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006
Interest Income:
Loans receivable	$74,366	$71,226
Mortgage-backed securities	7,692	6,605
Taxable investment securities	8,082	6,696
Tax-free investment securities	3,233	3,022
Interest-earning deposits	2,219	1,853

Total interest income	95,592	89,402

Interest expense:
Deposits	44,624	35,088
Borrowed funds	6,233	8,454

Total interest expense	50,857	43,542

Net interest income	44,735	45,860
Provision for loan losses	2,006	2,099

Net interest income after provision for loan losses	42,729	43,761

Noninterest income:
Service charges and fees	6,008	5,707
Trust and other financial services income	1,458	1,291
Insurance commission income	492	578
Gain on sale of loans, net	484	4,200
Gain on sale of real estate owned, net	79	89
Income from bank owned life insurance	1,069	1,070
Mortgage banking income	257	275
Other operating income	642	755

Total noninterest income	10,489	13,965

Noninterest expense:
Compensation and employee benefits	21,654	19,647
Premises and occupancy costs	5,461	5,180
Office operations	2,785	3,245
Processing expenses	3,551	2,924
Advertising	1,124	625
Amortization of intangible assets	903	944
Other expenses	2,398	2,638

Total noninterest expense	37,876	35,203

Income before income taxes	15,342	22,523
Federal and state income taxes	4,045	6,711

Net income	$11,297	$15,812

Basic earnings per share	$0.23	$0.32

Diluted earnings per share	$0.23	$0.32

Return on average equity	7.44%	10.77%
Return on average assets	0.69%	0.97%

Basic common shares outstanding	49,755,012	50,166,304
Diluted common shares outstanding	50,018,729	50,421,115

Northwest Bancorp, Inc. and Subsidiaries
Supplementary data
(Dollars in thousands)

	Three months ended		Year ended
	March 31,		December 31,
	2007	2006	2006	2005
Allowance for loan losses
Beginning balance	$37,655	$33,411	$33,411	$29,628
Provision	2,006	2,099	8,480	10,285
Charge-offs	(2,090)	(1,826)	(7,617)	(7,763)
Recoveries	468	327	1,399	1,006
Acquisitions	—	—	1,982	255

Ending balance	$38,039	$34,011	$37,655	$33,411

Net charge-offs to average loans, annualized	0.15%	0.13%	0.14%	0.15%

	March 31,		December 31,
	2007	2006	2006	2005
Non-performing loans	$39,267	$38,215	$40,525	$43,016
Real estate owned, net	6,370	4,790	6,653	4,872

Non-performing assets	$45,637	$43,005	$47,178	$47,888

Non-performing loans to total loans	0.87%	0.91%	0.91%	0.92%

Non-performing assets to total assets	0.68%	0.66%	0.72%	0.74%

Allowance for loan losses to total loans	0.85%	0.81%	0.85%	0.72%

Allowance for loan losses to non-performing loans	96.87%	89.00%	92.92%	77.70%

Average Balance Sheet
(Dollars in Thousands)
The following table sets forth certain information relating to the Company’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are calculated using daily averages.

	Three Months Ended March 31,
	2007				2006
				Avg.				Avg.
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost

Assets:
Interest earning assets:
Loans receivable (a) (b) (d)	$4,466,658		$74,802	6.74%	$4,473,184		$71,637	6.41%
Mortgage-backed securities (c)	$621,941		$7,692	4.95%	$582,196		$6,605	4.54%
Investment securities (c) (d) (e)	$844,384		$12,552	5.95%	$775,505		$11,036	5.69%
FHLB stock	$34,170		$504	5.90%	$32,937		$309	3.75%
Other interest earning deposits	$166,606		$2,219	5.33%	$169,066		$1,853	4.38%

Total interest earning assets	$6,133,759		$97,769	6.40%	$6,032,888		$91,440	6.06%

Noninterest earning assets (f)	$461,286				$459,576

Total assets	$6,595,045				$6,492,464

Liabilities and shareholders’ equity:
Interest bearing liabilities:
Savings accounts	$806,029		$2,871	1.44%	$927,860		$3,254	1.42%
Now accounts	$664,035		$2,628	1.61%	$653,695		$1,995	1.24%
Money market demand accounts	$606,590		$5,537	3.70%	$579,695		$4,035	2.82%
Certificate accounts	$3,024,730		$33,588	4.50%	$2,779,576		$25,804	3.76%
Borrowed funds (g)	$397,168		$4,495	4.59%	$418,993		$4,719	4.57%
Debentures	$103,094		$1,737	6.74%	$205,156		$3,735	7.28%

Total interest bearing liabilities	$5,601,646		$50,856	3.68%	$5,564,975		$43,542	3.17%

Noninterest bearing liabilities	$386,031				$340,371

Total liabilities	$5,987,677				$5,905,346

Shareholders’ equity	$607,368				$587,118

Total liabilities and shareholders’ equity	$6,595,045				$6,492,464

Net interest income/ Interest rate spread			$46,913	2.72%			$47,898	2.89%

Net interest earning assets/ Net interest margin	$532,113			3.06%	$467,913			3.18%

Ratio of interest earning assets to interest bearing liabilities	1.09	X			1.08	X

(a)	Average gross loans receivable includes loans held for sale and loans placed on nonaccrual status.

(b)	Interest income includes accretion/ amortization of deferred loan fees/ expenses, which was not material.

(c)	Average balances do not include the effect of unrealized gains or losses on securities held as available-for-sale.

(d)	Interest income on tax-free investment securities and tax-free loans are presented on a fully taxable equivalent basis.

(e)	Average balances include Fannie Mae and Freddie Mac.

(f)	Average balances include the effect of unrealized gains or losses on securities held as available-for-sale.

(g)	Average balances include FHLB borrowings, securities sold under agreements to repurchase and other borrowings.